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                                  OMB APPROVAL

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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
                   1.   Name and Address of Reporting Person*

                    Jolley         Darrell         R.

                    (Last)         (First)         (Middle)

                               c/o Mirenco, Inc.
                                206 May Street

                                   (Street)

                    Radcliffe,     IA              50230

                    (City)         (State)         (Zip)

________________________________________________________________________________
            2.   Date of Event Requiring Statement (Month/Day/Year)

                                    5/30/01
________________________________________________________________________________
  3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
                 4.   Issuer Name and Ticker or Trading Symbol

                                 MIRENCO, INC.
________________________________________________________________________________
                5.   Relationship of Reporting Person to Issuer
                             (Check all applicable)

            [_]  Director                             [_]  10% Owner
      [X]  Officer (give title below)           [_]  Other (specify below)

                            CHIEF FINANCIAL OFFICER

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                              FORM 3 (continued)


________________________________________________________________________________
              6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
         7.   Individual or Joint/Group Filing  (Check applicable line)

                    [X]  Form Filed by One Reporting Person

               [_]  Form Filed by More than One Reporting Person


            Table I -- Non-Derivative Securities Beneficially Owned


                                                  3. Ownership Form:
                        2. Amount of Securities   Direct (D) or
1. Title of Security    Beneficially Owned        Indirect (I)         4. Nature of Indirect Beneficial Ownership
   (Instr. 4)           (Instr. 4)                (Instr. 5)           (Instr. 4)
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 NOT APPLICABLE
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==================================================================================================================

 Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
                                    5(b)(v).

     Potential persons who are to respond to the collection of Information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                     (Over)
                                 (Form 3-07/98)

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                              FORM 3 (continued)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

                                                                                                        5. Owner-
                                                       3. Title and Amount of Securities                   ship
                                                          Underlying Derivative Security                   Form of
                           2. Date Exercisable            (Instr. 4)                                       Derivative
                           and Expiration Date         ---------------------------------    4. Conver-     Security:
                             (Month/Day/Year)                                 Amount           sion or     Direct     6. Nature of
                           -------------------                                or               Exercise    (D) or        Indirect
                           Date        Expira-                                Number           Price of    Indirect      Beneficial
1. Title of Derivative     Exer-       tion                                   of               Derivative  (I)           Ownership
Security (Instr. 4)        cisable     Date            Title                  Shares           Security    (Instr. 5)    (Instr. 5)
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Options                      (2)       9/30/08         Common stock              280,000          $5.00          D
(Right to Convert)  (1)
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

                           Explanation of Responses:
(1) Such derivative securities were granted on December 31,1999 in conjunction with the nonqualified, 1999 Stock Compensation Option Plan.

(2) The options are exercisable as they vest as follows: 20,000 on January 1, 2000; 20,000 on March 31, 2000; 20,000 on June 30, 2000; 20,000 on
     September 30, 2000; 20,000 on January 1, 2001; 20,000 on March 31, 2001;
     20,000 on June 30, 2001; 20,000 on September 30, 2001; 15,000 on January 1,
     2002; 15,000 on March 31, 2002; 15,000 on June 30, 2002; 15,000 on
     September 30, 2002; 15,000 on January 1, 2003; 15,000 on March 31, 2003;
     15,000 on June 30, 2003; and 15,000 on September 30, 2003.



      /s/  Darrell Jolley                                  June 11, 2001

        **Signature of Reporting Person                         Date



**   Intentional misstatements or omissions of facts constitute Federal Criminal
                                  Violations.

                   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this Form, one of which must be manually signed.
       If space provided is insufficient, see Instruction 6 for procedure. Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.